June 12, 1998

Mr. Dan Spiegelman
Chief Financial Officer
CV Therapeutics, Inc.
3172 Porter Drive
Palo Alto, CA  94304

Re: Termination of Research Program

Dear Dan:

  As you know, Biogen, Inc. ("Biogen") and CV Therapeutics, Inc. ("CVT") have agreed to terminate the research program being conducted under the terms of Section 8 of the Research Collaboration and License Agreement between the parties dated March 7, 1997 (the "Agreement"). We understand that [*] of the amount provided by Biotech Manufacturing Ltd. ("BML") to fund the research program was not expended in connection with Phase 1. This letter will serve to acknowledge termination of the research program and to confirm our agreement as to reimbursement of the unexpended funds. Capitalized terms used in this letter have the meanings set forth in the Agreement.

  Our understanding of the agreement between Biogen and CVT is as follows:

1. The RESEARCH PROGRAM is deemed to have been terminated by mutual agreement of Biogen and CVT under Section 8.5 of the Agreement.

2.    BML will have no further obligation under Section 10.1(b)(ii) or
      Section 10.1(b)(iii) of the BML AGREEMENT to make an additional equity investment in CVT.

3. CVT will reimburse Biogen, up to [ * ] for costs and expenses incurred by Biogen in connection with any of the following activities (collectively, the "Supplemental Research Activities") to the extent such costs and expenses are incurred by Biogen prior to December 31, 1999:

  (i) [ * ];

  (ii) A [ * ];

  (iii) A [ * ]; and/or

  (iv) Research activities related to [ * ].

  Biogen will send an invoice to CVT on a quarterly basis describing in detail the Supplemental Research Activities performed and the costs and expenses incurred by Biogen in connection with such activities. CVT will pay all invoices within thirty (30) days of receipt.

  If this letter accurately reflects the agreement between Biogen and CVT related to termination of the RESEARCH PROGRAM and reimbursement of unexpended research funding, please so indicate by signing this letter and the enclosed copy where indicated then return a signed copy to me.

  If you have any questions, please do not hesitate to call.

                                Sincerely,

                                /s/ John W. Palmer
                                John W. Palmer
                                Program Executive, CVT-124
Agreed to and accepted:

CV Therapeutics, Inc.

By:     /s/ Louis G. Lange

Title:  CEO